EX-28.h.22

AMENDED AND RESTATED FEE WAIVER AGREEMENT

THIS AMENDED AND RESTATED FEE WAIVER AGREEMENT (the “Agreement”), effective as of May 1, 2026, by and between NATIONWIDE FUND ADVISORS (“NFA”) and NATIONWIDE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”), on behalf of the following series (each, a “Fund,” and collectively, the “Funds”):

NVIT Allspring Discovery Fund

NVIT BNY Mellon Dynamic U.S. Core Fund

NVIT GQG US Quality Equity Fund (formerly, NVIT Calvert Equity Fund)

NVIT Invesco Small Cap Growth Fund

NVIT Government Money Market Fund

NVIT Jacobs Levy Large Cap Core Fund NVIT Loomis Short Term Bond Fund NVIT Victory Mid Cap Value Fund NVIT Multi-Manager Small Company Fund NVIT Real Estate Fund

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Fund is a separate series of the Trust;

WHEREAS, NFA serves as investment adviser to the Trust, including the Funds, pursuant to an investment advisory agreement, dated May 1, 2007, between NFA and the Trust, under which the Trust pays fees to NFA as specified therein (“Advisory Fees”); and

WHEREAS, in order to share with the Funds certain financial savings to NFA resulting from reductions in rates that NFA must pay to subadvisers with respect to the Funds, NFA previously has agreed to waive Advisory Fees equal to the amounts shown as “Savings Waivers” in Section 1.1 below, and desires to continue to waive the amounts equal to the Savings Waivers until such time as the Trust and NFA may agree.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Fee Waiver Amount:

1.1   Until such time as this Agreement is terminated in accordance with Section 2.1 below, NFA agrees to waive Advisory Fees in respect of the following Funds, equal to the amounts shown as Savings Waivers in the table below, calculated monthly based on each Fund’s average daily net assets.

Name of Fund	Savings Waivers
NVIT Allspring Discovery Fund	0.029%
NVIT BNY Mellon Dynamic U.S. Core Fund	0.038%
NVIT Government Money Market Fund	0.027%
NVIT GQG US Quality Equity Fund	0.05%
NVIT Invesco Small Cap Growth Fund	0.009%
NVIT Jacobs Levy Large Cap Core Fund	0.055%
NVIT Loomis Short Term Bond Fund	0.00837%
NVIT Victory Mid Cap Value Fund	0.03605%
NVIT Multi-Manager Small Company Fund	0.027%
NVIT Real Estate Fund	0.013%

1.2  NFA shall waive all Savings Waivers after first giving effect to any expense limitations that may apply.

1.3  NFA acknowledges that it shall not be entitled to collect on, or make a claim for, Advisory Fees waived hereunder at any time in the future.

2.	Term and Termination of Agreement:

2.1  This Agreement supersedes and replaces a previous Amended and Restated Fee Waiver Agreement among the parties hereto, dated July 1, 2025. This Agreement shall continue in effect until April 30, 2027, and shall renew automatically for successive one-year terms unless otherwise terminated by agreement of the Trust.

3.	Miscellaneous:

3.1  Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2  Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which the Trust or a Fund is subject or by which the Trust or a Fund is bound, or to relieve or deprive the Trust’s Board of Trustees of the Board’s responsibility for and control of the conduct of the affairs of the Trust or the Funds.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

NATIONWIDE VARIABLE INSURANCE TRUST

By: /s/ Joseph Aniano
Name: Joseph N. Aniano
Title: President

NATIONWIDE FUND ADVISORS

By: /s/ Joseph N. Aniano
Name: Joseph N. Aniano
Title: Senior Vice President

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